         CHECK IF RULE CITES ARE STILL CORRECT SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12

                        GENEREX BIOTECHNOLOGY CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


     ______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

         ______________________________________________________________
         2) Aggregate number of securities to which transaction applies:

         ___________________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         __________________________________________________
         4) Proposed maximum aggregate value of transaction:

         __________________________________________________
         5) Total fee paid:

         __________________________________________________

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:
    ---------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:
    ---------------------------------------------------------------------------
    3) Filing Party:
    ---------------------------------------------------------------------------
    4) Date Filed:
    ---------------------------------------------------------------------------

                        GENEREX BIOTECHNOLOGY CORPORATION
                                33 Harbour Square
                                    Suite 202
                        Toronto, Ontario, Canada M5J 2G2

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 4, 2003

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Generex Biotechnology Corporation ("Generex") that will be held on November 4, 2003, at 10:00 a.m. (local time), at St. Lawrence Hall, 157 King Street East, Toronto, Ontario, Canada M5E 1C4, for the following purposes, as set forth in the accompanying proxy statement:

    1. To approve an amendment to Generex's Restated Certificate of Incorporation increasing the number of authorized shares of common stock to 150,000,000; and

    2. To authorize the Board of Directors, in the three-month period commencing with the date of the meeting, to issue, without prior stockholder approval, in connection with capital raising transactions, and/or acquisitions of assets, businesses or companies, up to 10,000,000 shares of common stock, including options, warrants, securities or other rights convertible into common stock, in the aggregate, in excess of the number of shares that NASDAQ's Rules 4350(i)(1)(C) and (D) permit the Company to issue in such transactions without prior stockholder approval, issuance of such 10,000,000 shares to be upon such terms as the Board of Directors shall deem to be in the best interests of the Company, for a price of not less than 70% of the market price at the time of such issuance and for an aggregate consideration not to exceed $50,000,000.

    The Board of Directors has established the close of business on October 10, 2003 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

    YOU ARE URGED TO REVIEW CAREFULLY THE ACCOMPANYING PROXY STATEMENT AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    You may revoke your proxy at any time before it has been voted. You are cordially invited to attend the special meeting in person if it is convenient for you to do so.

By order of the Board of Directors,

/s/ Rose C. Perri
--------------------------------
Rose C. Perri
Secretary

[MAILING DATE]

                        GENEREX BIOTECHNOLOGY CORPORATION

                                 PROXY STATEMENT

General Information

    This proxy statement is provided to the stockholders of Generex Biotechnology Corporation ("Generex") in connection with the solicitation by the Board of Directors of Generex of proxies for use at the special meeting of stockholders of Generex to be held on November 4, 2003 at 10:00 a.m. (local time), at St. Lawrence Hall, 157 King Street East, Toronto, Ontario, Canada M5E 1C4, and any adjournments or postponements thereof. A form of proxy is enclosed for use at the special meeting. Proxies properly executed and returned in a timely manner will be voted at the special meeting in accordance with the directions specified therein. If no direction is indicated, they will be voted FOR (1) the amendment to increase the number of authorized shares of common stock to 150,000,000 and (2) the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than market price in excess of amounts permitted under Nasdaq rules. The persons named as proxies were selected by the Board of Directors and are present members of the executive management of Generex.

    Any stockholder voting by proxy may revoke that proxy at any time before it is voted at the special meeting by delivering written notice to the Secretary of Generex, by delivering a proxy bearing a later date or by attending the special meeting in person and casting a ballot.

    Generex's principal executive offices are located at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2, and its telephone number is (416) 364-2551. Proxy materials are first being mailed to stockholders beginning on or about October 14, 2003.

Shares Outstanding, Voting Rights and Vote Required

    Only stockholders of record at the close of business on October 10, 2003 are entitled to vote at the special meeting. The only voting stock of Generex outstanding and entitled to vote at the special meeting is its common stock, $.001 par value per share (the "Common Stock"). As of the close of business on October 10, 2003, _____ shares of Common Stock were outstanding. Each share of Common Stock issued and outstanding is entitled to one vote on matters properly submitted at the special meeting. Cumulative voting is not permitted under Generex's Restated Certificate of Incorporation.

    The presence, in person or by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions will be counted in tabulating votes cast on the proposal presented to stockholders and will have the same effect as negative votes. Broker non-votes will not be counted in tabulating votes cast on the proposal presented to stockholders. Votes cast in person or by proxy at the special meeting will be tabulated by the election inspectors appointed for the meeting.

    The proposal to ratify the amendment to the Restated Certificate of Incorporation and the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than market price in excess of amounts permitted under Nasdaq rules each requires the affirmative vote of a majority of the shares present or represented by proxy at the special meeting and cast on such proposals. The Board of Directors recommends voting FOR the approval of an amendment to Generex's Restated Certificate of Incorporation increasing the number of shares of Common Stock to 150,000,000 and the proposal to authorize the Board of Directors to issue up to 10,000,000 shares of common stock at less than market price in excess of amounts permitted under Nasdaq rules.

                  PROPOSAL TO APPROVE AN AMENDMENT TO GENEREX'S
              RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE
           NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 150,000,000.

                                  (Proposal 1)

         Generex's current Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares, par value $.001 per share, of Common Stock, and 1,000,000 shares of preferred stock, par value $.001. Proposal 1 seeks the approval of Generex's stockholders to amend Generex's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 150,000,000, par value $.001 per share. Under Delaware law, the Certificate of Incorporation cannot be amended without stockholder approval. As of July 31, 2003 Generex had outstanding 25,275,308 shares of Common Stock, and an additional 12,457,594 shares of Common Stock were reserved to be issued pursuant to outstanding stock options and warrants. In addition, Generex has outstanding 1,123 shares of Series A Preferred Stock with an aggregate liquidation preference of $13,492,845. The Series A Preferred Stock may be converted at the option of the holder at any time into an aggregate 533,799 shares of Common Stock. In addition, if any shares of the Series A Preferred Stock remain outstanding on January 16, 2007, Generex is required to redeem them for their liquidation preference, payable in cash or in shares of Generex's Common Stock valued at the fair market value of the stock at the time of redemption.

         The Board of Directors believes that the increase in the number of authorized shares is necessary in order to facilitate Generex's ability to raise capital, to facilitate potential acquisitions and mergers, and to attract qualified employees by offering stock options for shares of Common Stock as incentive compensation for such persons, while meeting Generex's potential responsibility to issue shares upon conversion of or in exchange for the Series A Preferred Stock and upon exercise of outstanding options and warrants. The proposed amendment is necessary to authorize shares that will be available for Generex to issue Common Stock for such purposes without seeking stockholder approval. Generex intends to issue additional shares in private placement transactions to finance its clinical trials and general corporate expenses, and to continue to issue options to employees and options and warrants to consultants. In addition, Generex may issue additional shares in connection with an acquisition, corporate transaction or other business combination if presented with such an opportunity that would be beneficial to the Company. Generex has no binding commitment regarding the issuance of any additional shares, in private placements, but intends to engage in capital raising transactions form time to time. Generex also intends to respond when appropriate business acquisition opportunities are presented. The Company has previously announced the signing of a letter of intent to acquire Antigen Express, Inc., although the parties are still conducting due diligence and neither Generex or Antigen Express at this time has any binding commitment.

         The authorized but unissued shares of Common Stock will be available for issuance from time to time as may be deemed advisable or required for various purposes by the Board of Directors. If this proposal is approved, the Board of Directors would be able to authorize the issuance of shares for these transactions without the necessity and related costs and delays of either calling a special stockholders' meeting or waiting for the regularly scheduled annual meeting of the stockholders in order to increase the authorized shares of Common Stock. In some instances, the rules of the NASDAQ Market require stockholder approval of certain share issuances, notwithstanding the lack of any legal requirement for stockholder approval, such as in the case of issuance of shares of Common Stock, which would result in change of control. If, in a particular transaction, stockholder approval was required by the NASDAQ rules or the rules of any stock exchange or other market on which Generex's Common Stock is then listed, the matter would be referred to the stockholders for their approval. Otherwise, sale and issuance of the authorized, but unissued, shares of Common Stock would remain within the discretion of the Board of Directors, in the exercise of their fiduciary duties, and subject to applicable corporate, securities and other laws and regulations.

         Although approval of this Proposal will increase the number of shares of authorized Common Stock, it would not immediately result in any change of the voting power or of the equity percentages of Generex owned by the stockholders prior to the issuance of any new shares of Common Stock. The amendment to increase the authorized shares of Common Stock is not intended to have any anti-takeover effect and is not part of any series of any anti-takeover measures. However, stockholders should note that the availability of additional authorized but unissued shares of Common Stock could make any attempt to gain control of Generex or the Board of Directors more difficult or time-consuming and that the availability of additional authorized but unisssued shares of Common Stock might make it more difficult to remove management. Although the Board of Directors currently has no intention of doing so, shares of Common Stock could be issued by the Board of Directors to dilute the percentage of Common Stock owned by a significant shareholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Delaware law with respect to a business combination involving Generex. Generex is not aware of any proposed attempt to take over Generex or of any attempt to acquire a large block of Generex's Common Stock.

Description of Authorized Classes

         Common Stock

         Holders of Common Stock are entitled to one vote for each share of Common Stock owned of record on all matters to be voted on by stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights, pre-emptive or other subscription rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such time and in such amounts as the Board of Directors may, from time to time, determine in its sole discretion. Upon the liquidation, dissolution or winding up of Generex, holders of outstanding shares of common stock are entitled to receive the assets legally ratably among the holders of the common stock outstanding at that time, after payment of the liquidation preferences, if any, on all outstanding preferred stock and payment of creditors' claims. Each outstanding share of common stock is fully paid and non-assessable.

         Preferred Stock

         The Board of Directors has authority, by resolution, to issue up to 1,000,000 shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations, or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue a series of preferred stock that would have the right to vote on, or veto, any proposed amendment to Generex's Restated Certificate of Incorporation or any other proposed corporate action, including business combinations.

         Generex in 1998 designated 1,000 shares of the preferred stock as Special Voting Rights Preferred Stock. The Special Voting Rights Preferred Stock does not generally have voting rights, but the holders of the Special Voting Rights Preferred Stock upon a change of control, have the right to elect a majority of Generex's Board of Directors. In addition, the holders of the Special Voting Rights Preferred Stock have the right to approve any transaction that would result in a change of control. All 1,000 of these shares are currently outstanding and held by Dr. Modi, our Vice President Research and Development. A "change of control" is deemed to occur if Generex's founders (namely, Ms. Gluskin, Dr. Modi or Ms. Rose Perri), or directors appointed or nominated with the approval of Generex's founders, should cease to constitute at least 60% of Generex's directors, or if any person becomes either Chairman of the Board of Directors or Chief Executive Officer of Generex without the prior approval of those directors. If a change of control were to occur, Dr. Modi would thereafter be able to elect a majority of the directors. No change of control has occurred to date.

         In 2001, Generex designated 1,512 shares of preferred stock as Series A Preferred Stock. The Series A Preferred Stock does not generally have voting rights, but the holders of the Series A Preferred Stock do have the right to vote on, or veto, a proposed amendment to Generex's Certificate of Incorporation or a proposal to alter the rights of the holders of the Series A Preferred Stock. In January 2001, Generex established a joint venture with Elan International Services, Ltd. ("EIS") and Elan Corporation, plc ("Elan"). In connection with the transaction, EIS purchased 1,000 shares of the Series A Preferred Stock, for $12,015,000. EIS has the right, subject to exchange the Series A Preferred Stock for 30.1% of Generex's interest in Generex (Bermuda), Inc. Alternatively, the Series A Preferred Stock may be converted, at EIS' option, into shares of Generex's Common Stock, by converting the aggregate liquidation preference of the Series A Preferred Stock into common stock at a conversion price of approximately $25 per common share. Finally, if any shares of Series A Preferred Stock remain outstanding on January 16, 2007, Generex is required to redeem all of the shares by paying the aggregate liquidation preference in cash or shares of common stock. For this purpose the shares of common stock will be valued at market value at the time of redemption. The Series A liquidation preference is $12,015 per share. Including dividends on the Series A Preferred Stock, there are 1,123 shares of Series A Preferred Stock out standing, with an aggregate liquidation preference of $13,492,845. The Series A Preferred Stock is entitled to an annual 6% dividend, payable in additional shares of Series A Preferred Stock.

Text of Amendment

The proposed amendment would cause ARTICLE IV of Generex's Restated Certificate of Incorporation to be amended to read as follows:

         IV: The aggregate number of shares of all classes of stock that this Corporation shall have the authority to issue is 151,000,000 shares, consisting of (a) 150,000,000 shares of common stock, par value $.001 per share, and (b) 1,000,000 shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series and may have preferences as to dividends and to liquidation of the Corporation. The Board of Directors of the Corporation shall establish the specific rights, preferences, voting privileges and restrictions of such preferred stock, or any series thereof.

Certain Other Information

The following information with respect to Generex's fiscal year ended July 31, 2002 is contained in the Annual Report to Stockholders and Form 10-K included with this proxy statement:

         o Generex's financial statements for the years ended July 31, 2001 and July 31, 2002;
         o Management's Discussion and Analysis of Financial Condition and Results of Operations;
         o Changes in and Disagreements with Accountants on Accounting and Financial Disclosure; and
         o Qualitative and Quantitative Disclosure about Market Risk.

     The Board of Directors recommends a vote FOR the Proposal to Approve an Amendment to Generex's Restated Certificate of Incorporation to Increase
         the Number of Authorized Shares of Common Stock to 150,000,000.


     PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE AND SALE OF SHARES AT PRICES
        BELOW THE THEN CURRENT MARKET PRICE IN POTENTIAL CAPITAL RAISING
                          TRANSACTIONS AND ACQUISITIONS

                                  (Proposal 2)

         Management has recommended to the Board of Directors that, in light of the Company's actual and potential cash needs, the Company must avail itself of all possible means of financing, including the private placement of its securities. In addition, the Company has been presented with potential acquisition candidates and other acquisition and business combination opportunities in the past and must have the flexibility to timely act upon any such opportunities and transactions which may be arise in the future. Management informed the Board that the ability of the Company to offer its securities in private placements or acquisitions at an offering price below the market price or book value of such securities at the time of any such private placements or acquisitions would afford the Company greater flexibility in structuring future financings or acquisitions. However, NASDAQ Marketplace Rules 4350(i)(1)(C) and
(D) require stockholder approval prior to the sale or issuance or potential issuance of shares equal to twenty percent (20%) or more of the Company's Common Stock or twenty percent or more of the voting power of the Company outstanding before the issuance, if the effective sale price of the Common Stock is less than the greater of the book or market value of the Common Stock. Shares of the Company's Common Stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such capital raising transactions or acquisitions are considered shares issued in the transaction or acquisition in determining whether the 20% limit has been reached. Management believes the delay required to arrange for a meeting of stockholders to approve a specific financing transaction or acquisition might jeopardize the closing of the transaction or acquisition. In order to comply with the possible application of the NASDAQ rules, the Company is seeking stockholder approval for the issuance and sale of shares in a potential acquisition, corporate transaction, other business combination or private placement or other capital raising transaction ("Potential Equity Related Investment") so that the Board of Directors will have flexibility to timely enter into and close any such transactions.

         There are various reasons management may seek additional financing in the three-month period. The Company may need additional investment to fund expanded research and development activities and working capital needs. While the Company has no present need for additional financing for these purposes, the Company believes it should have the flexibility to respond to opportunities as they are presented. In addition, the sale of equity securities may be necessary to enable the Company to continue to comply with the Stockholders' Equity requirements of the NASDAQ SmallCap market. Increases in Stockholders' Equity could potentially permit the Company to regain compliance with NASDAQ National Market standards. In addition, the Company may be presented with an acquisition, corporate transaction or other business combination opportunity that would be beneficial to the Company and would require the issuance of shares and/or options in excess of the amounts required under the Nasdaq rules.

         Management believes it may need the general flexibility to issue shares at prices which Generex and any prospective investor or acquisition candidate expressly contemplate are below market value. In addition, Management also believes that it needs this flexibility provided by this proposal as there may be situations where the parties to a transaction believe the shares are being issues at market value but the price would be considered below market by Nasdaq. This would primarily occur because investors and others in the financial community may consider market value to be an average of closing prices for a period of several days, while Nasdaq would consider the market price to be the closing price on a particular day or an average over a much shorter period.

Potential Equity Related Investments

         The following description of various forms of Potential Equity Investment and the reasons for such Potential Equity Related Investments is offered for informational purposes to the Company's stockholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company. The Company cannot guarantee any private placement or other financing will be completed (or if so, what the timing and the terms may be) and, accordingly, cannot be certain that it will receive any proceeds from any potential financing.

         At the end of May and the beginning of June, the Company raised $4,365,246 in equity financing. Some of these shares were sold at prices below market, however, the transactions as a whole did not require stockholder approval under the NASDAQ rule. The Company intends to consider additional private placements in the near future, or a different form of private placement, as well as sales of securities directly to venture capital or other select institutional investors. Given the uncertainty of the ultimate sales price for securities placed in any such private placement or other equity investment, and the percentage of the Company's currently outstanding Common Stock that may be sold, the sale of shares in a Potential Equity Related Investment (or one more transactions which NASDAQ would consider to be integrated) could result in the issuance of twenty percent or more of the outstanding voting stock of the Company and/or twenty percent or more of the voting power at a price less than the greater of the book value or the market value of the shares. Therefore, the Company is seeking stockholder approval because the potential issuance and sale of shares may trigger the threshold requiring approval under NASDAQ Marketplace Rules 4350(i)(1)(C) and/or (D). The Company believes that the current capital market environment requires management to maintain maximum flexibility in order to be able to timely consummate any potential capital-raising transaction without undue delay.

         The Board of Directors has the authority, without stockholder approval and without endangering the Company's NASDAQ listing, to authorize the issuance in each separate transaction (which is not integrated, under NASDAQ's interpretation of its own rules, with other transactions) of up to twenty percent of its shares outstanding before such transaction. As of October 3, 2003, the Company had 27,245,631 shares outstanding. Consequently, the Board may authorize the issuance of up to 5,499,126 shares without obtaining shareholder approval, assuming issuance of the new shares is not "integrated" with the Company's prior shares of stock below market. Generally, transactions which are at least three months apart will not be considered integrated by NASDAQ. The approval of Proposal No. 2 will give the Board of Directors the right to authorize the issuance of an aggregate of 10,000,000 additional shares in such three month period, in addition to these 5,499,126 shares, for an aggregate of 15,499,126 shares. In addition, stockholders should note that, whether or not Proposal No. 2 is adopted, the Board of Directors may authorize the issuance of any number of shares in separate transactions which would not be deemed integrated by NASDAQ, even if the aggregate number of such shares exceeds the number authorized by Proposal No. 2.

Effect of a Potential Equity Related Investment upon Existing Stockholders

         Approval of Proposal No. 2 will give the Board of Directors complete discretion to determine the amount, type and terms of securities to be issued by the Company. For example, the Company may issue any one or more of common stock, preferred stock convertible to common stock, debt securities or other debt obligations convertible to common stock, options and warrants. Some or all of these securities may be issued to investment bankers, placement agents, financial advisors and others who assist the Company in raising capital or in financial affairs, for services rendered and not for cash investment. The Board of Directors will have discretion to determine any applicable dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters. If securities convertible into or exercisable for Common Stock are issued in a Potential Equity Related Investments and such securities, at the time of issuance constitute twenty percent or more of the Company's securities and/or twenty percent or more of the Company's voting power outstanding prior to such issuance, then stockholder approval of the Potential Equity Related Investments also will constitute approval of the issuance of shares of Common Stock upon conversion of such securities, and no additional approval will be solicited.

         It is expected that any such securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state or foreign country. The securities will likely be offered and sold in reliance on Section 4(2) of the Securities Act or another applicable exemption. However, it is also likely that the terms of the transactions will require the Company to register the shares of Common Stock for resale by the investors after closing of the investment.

         Any transaction requiring approval by stockholders under NASDAQ Rules 4350(i)(1)(C) and (D), would be likely to result in a significant increase in the number of shares of Common Stock of the Company outstanding on a fully-diluted basis, and current stockholders will own a smaller percentage of the outstanding Common Stock of the Company. If convertible preferred stock, convertible debt or another senior security is issued in the Potential Equity Related Investment, the holders of the shares of such preferred stock, debt or senior security will have claims on the Company's assets and other rights superior to holders of Common Stock. Stockholders should note that the Board of Directors has the authority under the Company's certificate of incorporation to issue up to 1,000,000 shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Board of Directors determines.

         In addition, stockholders may experience potential dilution in the market price of the Company's shares as a result of issuances of shares of Common Stock at prices below the current market price. Such issuance could cause the market price of the Company's shares to remain or decline below $1.00 per share. The Company's shares traded below $1.00 on several occasions shortly before the mailing of this proxy statement, and if the bid price of the Company's shares is below $1.00 for an extended period of time, the Company could be subject to de-listing from NASDAQ.

No Appraisal Rights

         Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal.


      The Board of Directors unanimously recommends that stockholders vote FOR Proposal No. 2, approval of the potential issuance and sale of equity securities in order to comply with NASDAQ Marketplace Rules 4350(i)(1)(C)
                                    and (D).

Security Ownership Of Certain Beneficial Owners And Management

The tables on the following pages set forth information regarding the beneficial ownership of the Common Stock by:

o        Our executive officers and directors;
o        All directors and executive officers as a group; and
o Each person known to us to beneficially own more than five percent (5%) of our outstanding shares of Common Stock.

The information contained in these tables is as of October 3, 2003. At that date, Generex had 27,245,631 shares of Common Stock outstanding. In addition to Common Stock, Generex has outstanding 1,000 shares of Special Voting Rights Preferred Stock. All of the shares of Special Voting Rights Preferred Stock are owned by Dr. Pankaj Modi. In connection with Generex's joint venture with Elan, Generex issued 1,000 shares of Series A Preferred Stock to an affiliate of Elan. Including dividends issued on Series A Preferred Stock through January of 2003, there are 1,123 shares of Series A Preferred Stock outstanding. All of the Series A Preferred Stock is presently held of record by an affiliate of Elan.

A person is deemed to be a beneficial owner of shares if he or she has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options or warrants that are presently exercisable or that will become exercisable within sixty (60) days.

                                              BENEFICIAL OWNERSHIP

Name of Beneficial Owner                                             Number of Shares          Percent of Class
(i) Directors and Executive Officers

John P. Barratt.................................................             70,000(1)                *
Gerald Bernstein, M.D...........................................            113,628(2)                *
Mark Fletcher...................................................            250,000(3)                *
Anna E. Gluskin.................................................          1,603,794(4)                5.7%
Peter Levitch...................................................            119,483(5)                *
Pankaj Modi, Ph.D...............................................          1,700,200(6)                6.1%
Rose C. Perri ..................................................          4,650,202(7)               16.6%
J. Michael Rosen ...............................................            148,730(8)                *
Officers and directors as a group ..............................          7,632,370(9)                 28%

(ii) Other Beneficial Owners (and their addresses)

Cranshire Capital, L.P. ........................................          2,744,504(10)               9.9%
666 Dundee Road, Suite 1901
Northbrook, IL 60062

EBI, Inc. In Trust .............................................          1,441,496(11)               5.3%
c/o Miller & Simons
First Floor, Butterfield Square
P.O. Box 260 Providencials
Turks and Caicos Islands
British West Indies

GHI, Inc. In Trust .............................................          1,907,334(12)               7.0%
c/o Miller & Simons
First Floor, Butterfield Square
P.O. Box 260 Providencials
Turks and Caicos Islands
British West Indies

* Less than one percent.

(1) Includes 70,000 options granted on March 19, 2003 under Generex's 2001 Stock Option Plan (the "2001 Plan").

(2) Includes shares issuable upon exercise of 50,000 options granted in November, 2002, 5,159 options granted on December 31, 2001 and 5,000 options granted on January 3, 2000, all under the 2001 Plan and pursuant to Dr. Bernstein's Employment Agreement with Generex and his prior consulting agreement.

(3) Includes 250,000 shares issuable upon the exercise of an option granted under the 2001 Plan.

(4) Includes 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Gluskin, 100,000 shares issuable upon the exercise of an option granted under Generex's 1998 Stock Option Plan (the "1998 Plan"), 200,000 shares issuable upon the exercise of an option granted under Generex's 2000 Stock Option Plan (the "2000 Plan"), and 350,000 shares issuable upon exercise of an option granted under the 2001 Plan.

(5) Includes 70,000 shares issuable upon the exercise of an option granted under the 2001 Plan.

(6) Includes 150,000 shares issuable upon the exercise of an option granted under the 1998 Plan and 150,000 shares issuable upon the exercise of an option granted under the 2000 Plan. Also includes 300,000 shares issuable upon the exercise of options granted under the 2001 Plan. Dr. Modi also owns all the outstanding shares of Generex's Special Voting Rights Preferred Stock. This stock is not convertible into Common Stock.

(7) Includes 953,667 shares owned of record by GHI, Inc. that are beneficially owned by Ms. Rose Perri, 100,000 shares issuable upon the exercise of an option granted under the 1998 Plan, 150,000 shares issuable upon the exercise of an option granted under the 2000 Plan, and 300,000 shares issuable upon exercise of an option under the 2001 Plan. Also includes the shares and options that are owned by the estate of Mr. Mark Perri, of which Ms. Rose Perri is executor and beneficiary but is not considered to beneficially own for some purposes: 45,914 shares previously owned of record by Mr. Mark Perri; 1,100,000 shares owned of record by EBI, Inc. (of which Mr. Mark Perri was beneficial owner); 305,332 shares held of record by brokerage accounts and options for 200,000 shares which survived Mr. Perri's death. Also includes 341,496 shares owned of record by EBI, Inc., which Ms. Rose Perri may be deemed to beneficially own because of the power to vote the shares but which are beneficially owned by other stockholders because they are entitled to the economic benefits of the shares. Ms. Rose Perri is also deemed to beneficially own an additional 953,667 shares owned of record by GHI, Inc. by holding the right to vote such shares. These shares are also beneficially owned by Ms. Gluskin.

(8) Includes 20,000 shares issuable upon the exercise of an option granted under the 2000 Plan, and 50,000 shares issuable upon exercise of options granted under the 2001 Plan. Also includes 7,943 shares owned by a company of which Mr. Rosen is an officer and indirect 25% owner; Mr. Rosen may be deemed to beneficially own these shares because he shares voting power and investment power with respect to such shares.

(9) Includes 2,450,159 shares issuable upon the exercise of options. Includes 1,441,496 shares owned of record by EBI, Inc. but beneficially owned or deemed to be beneficially owned by Ms. Rose Perri. Includes 1,907,334 shares owned of record by GHI, Inc. but beneficially owned by Ms. Gluskin or Ms. Rose Perri.

(10) Includes 1,310,840 outstanding shares and 1,425,664 shares issuable upon exercise of warrants. Warrants which would otherwise be exercisable for 927,535 shares, however, contain a provision stating that they are not exercisable to the extent exercise would result in the holder's beneficially owning more than 9.9% of Generex's outstanding common stock.

(11) All these shares were previously beneficially owned by Mr. Mark Perri but are now deemed to be beneficially owned by Ms. Rose Perri because she has the sole power to vote the shares. With respect to 1,100,000 of the shares owned of record by EBI, Inc., Ms. Rose Perri also has investment power and otherwise is entitled to the economic benefits of ownership.

(12) Ms. Gluskin and Ms. Rose Perri each own beneficially 953,667 of the shares owned of record by GHI, Inc. by reason of their ownership of investment power and other economic benefits associated with such shares. The shares beneficially owned by Ms. Gluskin also are deemed to be beneficially owned by Ms. Rose Perri because she has the sole power to vote the shares.

                                OTHER INFORMATION

Annual Report

         Generex has enclosed its Annual Report for the year ended July 31, 2002, with this proxy statement, which includes Generex's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended July 31, 2002, without exhibits. Stockholders are referred to the report for financial and other information about Generex, but such report is not incorporated in this proxy statement and is not a part of the proxy soliciting material.

Other Matters

    The Board does not intend to present, and does not have any reason to believe that others will present, any item of business at the special meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly brought before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Solicitation of Proxies

    All costs and expenses of this solicitation, including the cost of preparing and mailing this proxy statement will be borne by Generex. In addition to the use of the mails, certain directors, officers and regular employees of Generex may solicit proxies personally, or by mail, telephone or otherwise, but such persons will not be compensated for such services. Arrangements will be made with brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting materials to each beneficial owner of stock held of record by them, and Generex will reimburse them for their expenses in doing so.

                                    By order of the Board of Directors


                                    /s/ Rose C. Perri
                                    -----------------------------------
                                    Rose C. Perri
October __, 2003                    Secretary

                        GENEREX BIOTECHNOLOGY CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                NOVEMBER 4, 2003


         The undersigned stockholder of Generex Biotechnology Corporation (the "Company") hereby appoints Anna E. Gluskin and Rose C. Perri, and each of them with full power of substitution, the true and lawful attorneys, agents and proxy holders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of Common Stock of Generex held of record by the undersigned on October 10, 2003, at the special meeting of stockholders of Generex to be held on November 4, 2003 (the "Special Meeting") at 10:00 a.m. at [St. Lawrence Hall, 157 King Street East], Toronto, Ontario, and any adjournments or postponements thereof.

   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED.
    IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

    THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF
                  STOCKHOLDERS RELATING TO THE SPECIAL MEETING.


Item 1. To ratify the amendment to Generex's Restated Articles of Incorporation increasing the number of authorized shares of common stock to 150,000,000.

           FOR                   AGAINST                 ABSTAIN


Item 2. To approve the potential issuance and sale of equity securities below market price in excess of shares permitted to be issued without shareholder approval NASDAQ Marketplace Rules 4350(i)(1)(C) and (D).

           FOR                   AGAINST                 ABSTAIN


NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please indicate the full corporate name and have an authorized officer sign, stating title. If a partnership, please sign in partnership name by an authorized person.

                                    ________________________________
                                    Signature:

                                    ________________________________
                                    Signature:

                                    ________________________________
                                    Date:

                                    ________________________________


                PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.